UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 27, 2012

Jones Soda Co.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-28820	52-2336602
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 1st Avenue South, Suite 100, Seattle, Washington		98134
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-624-3357
Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 27, 2012, Jones Soda Co. (the “Company”) announced the appointment of James Stapleton as Chief Financial Officer of the Company with an effective start date of February 28, 2012. The Company entered into an employment offer letter (the “Offer Letter”) with Mr. Stapleton pursuant to which Mr. Stapleton, as Chief Financial Officer, will also serve as the Company's Principal Financial Officer. The Offer Letter was approved by the Company's Board of Directors (the “Board”), on the recommendation of the Compensation and Governance Committee of the Board (the "Compensation Committee").
Mr. Stapleton, age 48, has an extensive background in strategic and financial planning, mergers and acquisitions, debt and equity financing, corporate turnarounds and investor relations. Since 2008, Mr. Stapleton has served as a consultant and advisor to small publicly traded companies and private companies and has participated in strategic business consulting, due diligence reviews for investors, and financial advising. From May 2005 to June 2007 Mr. Stapleton was the CFO of Bionovo, Inc. (BNVI.PK) a drug discovery and development company focused on developing safe and effective drugs for the treatment of unmet medical needs in women's health and cancer, located in Emeryville, CA. Prior to that, from January 2003 to April 2005, Mr. Stapleton was the CFO of Auxilio, Inc. (AUXO.OB) which provides total outsourced document managed services and related financial and business processes exclusively for major healthcare facilities, located in Mission Viejo, CA. Mr. Stapleton graduated from the University of California - Irvine with a Masters of Business Administration and from the University of Washington with an undergraduate degree in Economics.
Under the terms of the Offer Letter, Mr. Stapleton's annual base salary will be $140,000. Mr. Stapleton will be eligible for an annual performance bonus with a target bonus amount of 35% of his base salary (with achievement of 100% of performance targets), based on the achievement of performance targets to be established by the Compensation Committee in the Company's corporate bonus plan. Mr. Stapleton will also be eligible to participate in the Company's standard benefit plans and will receive a monthly cell phone allowance.
In addition, effective February 28, 2012, Mr. Stapleton was granted a stock option to purchase 140,000 shares of the Company's common stock pursuant to the Company's 2011 Incentive Plan (the “Plan”). The stock option has an exercise price of $0.51 per share, the closing price of the Company's common stock on the date of the grant, and will vest and become exercisable at the rate of 25% one year from the date of grant, and an additional 1/48th each additional one-month period thereafter subject to his continued employment.
The Offer Letter also provides Mr. Stapleton with severance benefits, after a six month probationary period, if Mr. Stapleton's employment is terminated without “Cause” (as defined in the Plan) in connection with a “Change of Control” (as defined in the Plan). In the event of the foregoing, Mr. Stapleton will be entitled to a lump sum payment equal to three months of his then effective annual base salary.
The description of the Offer Letter contained in this report is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

A copy of the press release announcing Mr. Stapleton's appointment is attached as Exhibit 99.1 to this Form 8-K.
Carrie Traner, Vice President of Finance, will remain as the Company's Principal Accounting Officer pursuant to her employment agreement entered into on December 1, 2011 in connection with her promotion to Vice President of Finance of the Company.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

10.1	Employment Offer Letter between James P. Stapleton and Jones Soda Co., dated February 24, 2012
99.1	Press Release, dated February 27, 2012

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES SODA CO. (Registrant)

Date: February 29, 2012	By:	/s/ Carrie L. Traner
Carrie L. Traner Vice President of Finance

Exhibit Index

Exhibit No.	Description
10.1	Employment Offer Letter between James P. Stapleton and Jones Soda Co., dated February 24, 2012
99.1	Press Release, dated February 27, 2012